Exhibit 99.1

Ultralife Corporation Reports Third Quarter Results

NEWARK, N.Y.--(BUSINESS WIRE)--October 29, 2009--Ultralife Corporation (NASDAQ: ULBI) today reported results for the third quarter ended September 27, 2009.

Revenue for the third quarter was $42.4 million compared to $68.0 million for the same quarter last year, a $25.6 million decline attributable to lower communications systems revenue. Revenue in the third quarter of 2008 included $40.7 million of communications systems revenue related primarily to orders received in the latter part of 2007 that were fulfilled during 2008. The company’s three other reporting segments – non-rechargeable products, rechargeable products and design and installation services – grew in total by $5.5 million. That gain was led by a $2.6 million increase in non-rechargeable products revenue reflecting strong sales of BA-5390 batteries. Gross margin for the third quarter was 24.5% compared to 23.1% for the comparable quarter last year. Included in the gross margin for the third quarter of 2009 was a $1.3 million gain related to the resolution of a trade dispute.

Operating expenses for the third quarter of 2009 totaled $10.8 million compared to $10.4 million for the same quarter last year. Operating loss for the third quarter was $0.4 million compared to operating income of $5.3 million for the third quarter last year. Net loss for the third quarter was $0.6 million, or $0.04 per share, compared to net income for the third quarter of 2008 of $4.7 million, or $0.26 per share.

For the nine-month period ended September 27, 2009, revenue was $121.8 million compared to $205.5 million for the same period a year ago. Operating loss amounted to $9.0 million compared to operating income of $17.6 million for the first nine months of 2008. Net loss for the nine-month period ended September 27, 2009 was $10.1 million, or $0.59 per share, compared to net income of $13.5 million, or $0.77 per share, for the same period a year ago.

“Third quarter results demonstrated the strength of our core business as revenue grew sequentially despite only a modest order for advanced communications systems and without the contribution of initial orders from General Dynamics UK to supply rechargeable battery systems to the UK Ministry of Defence,” said John D. Kavazanjian, Ultralife’s president and chief executive officer. “Our standby power business improved as we closed orders that had been pushed back earlier in the year and increased the mix of higher-margin service revenue. As a result, even though we are still contending with pricing pressures and the effects of the economic slowdown, gross margin in our design and installation services segment more than tripled quarter to quarter. Finally, we implemented the planned cost reduction actions during the quarter and, with last quarter’s $1.2 million in non-recurring expenses behind us, we have met our objective of reducing quarterly operating expenses to the $11 million range.

“Attention to operating expenses, streamlining operations, lowering the cost basis of the business and improving manufacturing efficiencies all will remain high priorities for the company,” concluded Kavazanjian. “We are diligently focused on positioning the company to return to sustainable profitability in the fourth quarter with a right-sized business model to deliver incremental profits on revenue growth in 2010.”

Outlook

Based on expected shipments of government/defense orders in the fourth quarter, management has revised its outlook for 2009 and now expects revenue of approximately $175 million and to be profitable in the fourth quarter yielding an operating loss of between $8.0 million and $9.0 million for the year.

Segment Reporting

Beginning with the first quarter of fiscal 2010, management intends to realign its reporting segments. The Non-rechargeable Products and Rechargeable Products segments will be combined into a segment called Battery & Energy Products. The Communications Systems segment will include the company’s RedBlack Communications business, which currently is included in the Design & Installation Services segment. The Design & Installation Services segment, to be renamed Energy Services, will continue to encompass the company’s standby power business.

About Ultralife Corporation

Ultralife Corporation, which began as a battery company, now serves its markets with products and services ranging from portable and standby power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Ultralife’s family of brands includes: Ultralife Batteries, Stationary Power Services, RPS Power Systems, ABLE, McDowell Research, RedBlack Communications and AMTI. Ultralife’s operations are in North America, Europe and Asia. For more information, visit www.ultralifecorp.com.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays, and the possibility of intangible asset impairment charges that may be taken should management decide to retire one or more of the brands of acquired companies in the future. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company’s analysis only as of today’s date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

ULTRALIFE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three-Month Periods Ended		Nine-Month Periods Ended

	September 27,	September 27,	September 27,	September 27,
	2009	2008	2009	2008

Revenues:
Non-rechargeable products	$18,358	$15,741	$52,855	$48,056
Rechargeable products	8,484	8,020	32,645	19,248
Communications systems	9,565	40,675	20,402	126,675
Design and installation services	5,956	3,557	15,857	11,499
Total revenues	42,363	67,993	121,759	205,478

Cost of products sold:
Non-rechargeable products	15,001	13,835	43,319	40,843
Rechargeable products	6,483	6,282	25,219	15,488
Communications systems	5,820	29,304	14,442	92,442
Design and installation services	4,695	2,886	13,854	9,516
Total cost of products sold	31,999	52,307	96,834	158,289

Gross margin	10,364	15,686	24,925	47,189

Operating expenses:
Research and development	2,748	2,161	7,242	5,907
Selling, general, and administrative	8,020	8,227	26,669	23,684
Total operating expenses	10,768	10,388	33,911	29,591

Operating income (loss)	(404)	5,298	(8,986)	17,598

Other income (expense):
Interest income	16	5	20	18
Interest expense	(470)	(248)	(1,002)	(817)
Gain on insurance settlement	-	-	-	39
Gain on debt conversion	-	-	-	313
Miscellaneous	350	(175)	152	(66)
Income (loss) before income taxes	(508)	4,880	(9,816)	17,085

Income tax provision-current	17	151	19	469
Income tax provision-deferred	88	62	272	3,148
Total income taxes	105	213	291	3,617

Net income (loss)	(613)	4,667	(10,107)	13,468

Net (income) loss attributable to noncontrolling interest	8	(10)	26	18

Net income (loss) attributable to Ultralife	$(605)	$4,657	$(10,081)	$13,486

Net income (loss) attributable to Ultralife common shareholders - basic	$(0.04)	$0.27	$(0.59)	$0.78
Net income (loss) attributable to Ultralife common shareholders - diluted	$(0.04)	$0.26	$(0.59)	$0.77

Weighted average shares outstanding - basic	16,921	17,366	16,996	17,220
Weighted average shares outstanding - diluted	16,921	17,722	16,996	17,742

ULTRALIFE CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Per Share Amounts)
(unaudited)

	September 27,	December 31,
ASSETS	2009	2008

Current assets:
Cash and investments	$1,697	$1,878
Trade accounts receivable, net	36,230	30,588
Inventories	42,907	40,465
Prepaid expenses and other current assets	2,293	2,242
Total current assets	83,127	75,173

Property and equipment	17,291	18,465

Other assets
Goodwill, intangible and other assets	39,182	35,949

Total Assets	$139,600	$129,587

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt and current portion of long-term debt	$26,995	$1,425
Accounts payable	15,080	20,255
Other current liabilities	11,298	10,556
Total current liabilities	53,373	32,236

Long-term liabilities:
Long-term debt and capital lease obligations	4,455	4,670
Other long-term liabilities	4,915	4,528
Total long-term liabilities	9,370	9,198

Shareholders' equity:
Ultralife equity:
Common stock, par value $0.10 per share	1,829	1,815
Capital in excess of par value	168,686	167,259
Accumulated other comprehensive loss	(1,257)	(1,930)
Accumulated deficit	(84,861)	(74,780)
	84,397	92,364
Less -- Treasury stock, at cost	7,558	4,232
Total Ultralife equity	76,839	88,132
Noncontrolling interest	18	21
Total shareholders' equity	76,857	88,153

Total Liabilities and Shareholders' Equity	$139,600	$129,587

CONTACT:
Company:
Ultralife Corporation
John C. Casper, 315-332-7100
jcasper@ultralifecorp.com
or
Investor Relations:
Lippert/Heilshorn & Associates, Inc.
Jody Burfening, 212-838-3777
jburfening@lhai.com